UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 2, 2008

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an off-Balance Sheet Arrangement of the Restraint.

As disclosed in our 8-K filing on May 14, 2008, our subsidiary, Gateway Pro Partners, LLC, entered into a Flextronics Inventory Purchase Agreement (the “IPA”) with Flextronics Computing Mauritius Limited (“Flextronics”). Under the IPA, Flextronics will purchase certain inventory currently located at our Nashville facility which we expect to then repurchase from Flextronics over the 90 day period following the agreement date for production at our Nashville facility. Any remaining inventory after the 90 day period must be repurchased by us.

On September 2, 2008, Flextronics, at its discretion, expanded the IPA to purchase inventory held at our Nampa facility and inventory held at our merge facility in Memphis, TN. The total amount of the additional inventory is approximately $9.6 million. The terms of the purchase will be the same, including our need to repurchase inventory if not consumed with 90 days, an interest cost of 1.5% per month for inventory not repurchased and a monthly management fee.

The total amount of inventory that has been purchased by Flextronics, subject to the terms of the IPA, is $21.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: September 8, 2008	By: /s/ Curtis Akey Curtis Akey Vice President & Chief Financial Officer